Exhibit 99.1
Tekelec Announces Third Quarter 2010 Operating Results
•	Revenue of $108.3 million;

•	Revenue from our next gen products increased 59% this quarter versus the same quarter a year ago, and 45% year-to-date compared to the same period in 2009

•	GAAP Gross Margin of 55%, and non-GAAP Gross Margin of 63% (as reconciled below);

•	GAAP Operating Margin of 0%, and non-GAAP Operating Margin of 14% (as reconciled below);

•	GAAP Diluted EPS of $0.00 per share, and non-GAAP Diluted EPS of $0.15 per share (as reconciled below);
MORRISVILLE, N.C. — November 4, 2010 — Tekelec (NASDAQ: TKLC), the broadband data management company, today announced earnings for the third quarter of 2010.
2010 Third Quarter Results from Operations
Revenue for the third quarter of 2010 was $108.3 million, down 6% compared to $114.9 million for the third quarter of 2009. The Company’s orders were $81.1 million for the quarter, down 14% from the third quarter of 2009. Order input was down primarily due to a reduction in SS7 and Sigtran orders, with the majority of the decline coming from emerging markets. However, our next gen products continue to grow as a percentage of total orders, representing 37% of total orders booked during the current quarter. As of September 30, 2010, backlog was $253.6 million compared to $271.6 million as of June 30, 2010 and $336.7 million as of September 30, 2009.
GAAP gross margins for the third quarter of 2010 were 55%, compared to 66% in the third quarter of 2009. Non-GAAP gross margins for the third quarter of 2010 were 63%, compared to 68% for the third quarter of 2009. Please refer to the attached reconciliations of the non-GAAP financial measures referred to in this release to the most directly comparable GAAP measures.
On a GAAP basis, the Company reported a net loss for the third quarter of 2010 of $0.1 million, or $0.00 per diluted share, compared to earnings in the third quarter of 2009 of $9.4 million, or $0.14 per diluted share. GAAP operating margins were 0% for the third quarter of 2010 down from 19% for the third quarter of 2009.
On a non-GAAP basis, net income for the third quarter of 2010 was $10.2 million, or $0.15 per diluted share, compared to $18.2 million, or $0.27 per diluted share, for the third quarter of 2009. Non-GAAP operating margins for the third quarter of 2010 were 14%, compared to 23% for the third quarter of 2009.
Year-to-Date Results
For the first nine months of 2010, revenue was $333.8 million, down 3% compared to $345.8 million for the first nine months of 2009. For the first nine months of 2010, the Company’s orders were $209.9 million, down 22% compared to $267.4 million for the first nine months of 2009.
On a GAAP basis, the Company reported net income of $23.0 million, or $0.33 per diluted share, for the first nine months of 2010, compared to $31.5 million, or $0.47 per diluted share, for the first nine months of 2009. GAAP operating margins were 11% and 17% for the nine months ended September 30, 2010 and 2009, respectively.
5200 Paramount Parkway, Morrisville, N.C., USA 27560 TEL +1.919.460.5500 FAX +1.919.460.0877

On a non-GAAP basis, net income for the first nine months of 2010 was $45.5 million, or $0.66 per diluted share, compared to $51.0 million, or $0.76 per diluted share, for the first nine months of 2009. Non-GAAP operating margins for the first nine months of 2010 were 20% compared to 22% for the first nine months of 2009.
Frank Plastina, Tekelec’s president and chief executive officer, stated, “While Sigtran and SS7 solution orders are declining at a faster rate than we expected and have historically experienced, we are pleased with the increasing momentum of order input for our next-gen solutions. Specifically, this past quarter, our next gen products were 37% of total orders booked and have grown by nearly 50% year to date compared to 2009. Our next gen portfolio uniquely positions us to help our customers manage and monetize the explosive growth in mobile data traffic and multi-media applications.”
Recent Quarterly Business Highlights
•	Revenue from our next gen products increased 59% this quarter versus the same quarter a year ago, and 45% year-to-date compared to the same period in 2009.

•	Next gen products continue to grow as a percentage of total orders, representing 37% of total orders booked during the current quarter.

•	Year over year order growth for our next gen solutions was approximately 50% during the first nine months of this year. This includes orders of products acquired from Camiant and Blueslice.

•	Orders from these acquired products have already exceeded our initial order expectations of $20 million for the year. We achieved this level in just five months since the acquisitions.

•	We obtained our first orders for LTE networks, including orders from Verizon for their policy management needs.

•	We had four next gen session management wins for the quarter — three for SIP Signaling Router and one for our recently announced Diameter Signaling Router. With this win, we now have two new Diameter Signaling Router customers, including the Metro PCS win from the second quarter that was announced a few weeks ago.

•	Our next gen solutions have provided us with our first entry into China. We obtained two new customers in this market with purchases of our performance management and policy solutions. One of these customers is among the top 10 service providers in the world.

•	We had a quarterly record 12 new customers, six of which bought next gen solutions and six purchased our Eagle 5 solutions.

•	We extended our reach into 5 new countries during the current quarter.
Balance Sheet and Liquidity
As of September 30, 2010, the Company’s consolidated cash and cash equivalents totaled $222.7 million compared to cash and cash equivalents of $226.3 million at June 30, 2010. Cash flows from operations were a negative $1.0 million for the third quarter of 2010, compared to positive cash flows of $12.3 million for the third quarter of 2009. Working capital at September 30, 2010 increased to $297.1 million from $295.5 million at June 30, 2010.
5200 Paramount Parkway, Morrisville, N.C., USA 27560 TEL +1.919.460.5500 FAX +1.919.460.0877

2010 Full Year Guidance
We believe that full year revenues will range between $430 million and $440 million and non-GAAP gross margins will be in the mid sixty percent range. Finally, we believe that our non-GAAP EPS range will be between $0.75 and $0.80 per diluted share and we expect the range for GAAP EPS will be between $0.30 and $0.35 per diluted share.
2010 Guidance

	Current	Previous
Revenues	$430M - $440M	$430M - $450M
Non-GAAP Gross Margin %	mid 60’s	mid 60’s
Non-GAAP Diluted EPS *	$0.75 - $0.80	$0.75 - $0.85
GAAP Diluted EPS	$0.30 - $0.35	$0.30 - $0.40

*	Current and previous non-GAAP guidance excludes an estimated $13M and $15M, respectively, of stock-based compensation, $31M and $28M, respectively, of amortization of intangible assets and acquisition-related expenses, (net of the associated tax impact related to all of the adjustments above of approximately $13M) which are included in GAAP EPS. These non-GAAP adjustments after tax represent approximately $0.45 per share.
“Live” Webcast and Replay
Tekelec will host a live webcast of its conference call on Thursday, November 4, 2010, at 8:00 a.m. EDT to discuss third quarter 2010 results and certain forward-looking information concerning management’s outlook for the business. To access the webcast, visit Tekelec’s web site located at www.tekelec.com, enter the Investor Relations section and click on the webcast icon. A webcast replay will be available at approximately 11:00 a.m. EDT on Thursday, November 4, 2010, and for 90 days thereafter. The Company also plans to provide on its web site prior to the commencement of the call certain GAAP and non-GAAP information (including GAAP to non-GAAP reconciliations) for the quarterly and year-to-date periods.
Telephone Replay
A telephone replay of the call will also be available for one week after the live webcast by calling either (800) 642-1687 or (706) 645-9291, and entering the conference ID #14777140.
Non-GAAP Information
Certain non-GAAP financial measures are included in this press release. In the calculation of these measures, Tekelec generally excludes certain items such as amortization of acquired intangibles, restructuring and other charges, non-cash stock-based compensation charges, and unusual, non-recurring gains and charges. Tekelec believes that excluding such items provides investors and management with a representation of the Company’s core operating performance and with information useful in assessing its prospects for the future and underlying trends in Tekelec’s operating expenditures and continuing operations. Management uses such non-GAAP measures to (i) evaluate financial results, (ii) manage the Company’s operations, and (iii) establish operational goals. Further, non-GAAP measures are utilized by the Company’s management and board of directors to assist in determining incentive compensation and evaluating key trends within the business. In addition, since the Company has historically reported non-GAAP measures to the investment community, the Company believes the inclusion of this information provides consistency in our financial reporting. The release and the attachments to this release provide a reconciliation of each of the non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The non-GAAP financial measures are not meant to be considered a substitute for the corresponding GAAP financial measures.
5200 Paramount Parkway, Morrisville, N.C., USA 27560 TEL +1.919.460.5500 FAX +1.919.460.0877

Forward-Looking Statements
Certain statements made in this press release are forward-looking, reflect the Company’s current intent, belief or expectations and involve certain risks and uncertainties. The Company’s actual future performance may differ materially from such expectations as a result of important risk factors, which include, in addition to those identified in the Company’s 2009 Form 10-K, 2010 First, Second, and Third Quarter Forms 10-Q and its other filings with the Securities and Exchange Commission, the current or further detrimental changes in general economic, social, or political conditions in the countries in which we operate including the impact of credit availability and other economic factors on overall capital spending by our customers and resulting pressure on us to lower our prices, the rate and size of decline in demand for our SS7-based products, our ability to compete with other manufacturers that have lower cost bases than ours, are partially supported by foreign governments, and/or employ unfair trade practices, risks related to our international sales, markets and operations, including among others, import regulations, limited intellectual property protection, including protection of our software source code, increased costs and potential liabilities related to compliance with current and future security provisions in customer contracts and regulations, and security restrictions and access requirements imposed by governments, including in particular the government of India, exposure to increased bad debt expense and product and service disputes as a result of general economic conditions, the timeliness and functional competitiveness of our product releases, the timing and size of any increase in demand for our performance management, SIP, Diameter, policy and subscriber database products, the risk of infringing on, and litigating with others regarding their intellectual property rights, the timing of our recognition of revenues, the extent to which any customer outsourcing to our competitors or supplier consolidation increases the influence of competitors on our customers’ purchases, our ability to protect intellectual property rights, our ability to maintain OEM, partner, reseller, and vendor support and supply relationships, and changes in the market price of the Company’s common stock. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Tekelec
Tekelec enables billions of people and devices to talk, text, and access the Web. Our portfolio delivers a unique layer of intelligence allowing service providers to both manage and monetize the exponential growth in data traffic and applications. Tekelec has more than 25 offices around the world serving customers in more than 100 countries. For more information, please visit www.tekelec.com.
Contact:
Kyle Macemore | Vice President Finance and Investor Relations
(o) +1.919.380.6148 | kyle.macemore@tekelec.com
5200 Paramount Parkway, Morrisville, N.C., USA 27560 TEL +1.919.460.5500 FAX +1.919.460.0877

TEKELEC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Thousands, except per share data)
Revenues	$108,305	$114,914	$333,803	$345,755
Cost of sales:
Cost of goods sold	40,773	37,064	115,963	113,777
Amortization of intangible assets	7,594	1,567	13,094	4,599

Total cost of sales	48,367	38,631	129,057	118,376

Gross profit	59,938	76,283	204,746	227,379

Operating expenses:
Research and development	24,094	24,200	68,666	75,603
Sales and marketing	20,192	17,168	55,858	51,574
General and administrative	13,219	13,148	39,176	40,288
Amortization of intangible assets	1,613	327	2,864	960
Acquisition-related expenses	407	—	2,891	—

Total operating expenses	59,525	54,843	169,455	168,425

Income from operations	413	21,440	35,291	58,954

Other income (expense), net	(1,073)	(10,666)	(2,932)	(13,287)
Income (loss) from operations before provision for (benefit from) income taxes	(660)	10,774	32,359	45,667

Provision for (benefit from) income taxes	(526)	1,373	9,353	14,148

Net income (loss)	$(134)	$9,401	$23,006	$31,519

Earnings per share:
Basic	$—	$0.14	$0.34	$0.47
Diluted	—	0.14	0.33	0.47

Weighted average number of shares outstanding:
Basic	68,526	67,215	68,179	66,748
Diluted	68,526	68,022	68,856	67,465

(1)	We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Unaudited Condensed Consolidated Statements of Operations are for the thirteen and thirty-nine weeks ended October 1, 2010 and October 2, 2009.
5200 Paramount Parkway, Morrisville, N.C., USA 27560 TEL +1.919.460.5500 FAX +1.919.460.0877

TEKELEC
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (1)

	September 30,	December 31,
	2010	2009
	(Thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$222,715	$277,259
Trading securities, at fair value	—	81,788
Put right, at fair value	—	11,069
Accounts receivable, net	141,940	157,369
Inventories	26,454	23,353
Income taxes receivable	—	1,617
Deferred income taxes, current	25,678	66,758
Deferred costs and prepaid commissions	42,573	56,645
Prepaid expenses	6,916	7,007
Other current assets	4,064	1,943

Total current assets	470,340	684,808

Property and equipment, net	37,842	35,267
Deferred income taxes, net, noncurrent	59,342	39,153
Other assets	1,480	1,661
Goodwill	136,143	42,102
Intangible assets, net	100,306	31,017

Total assets	$805,453	$834,008

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$18,102	$28,114
Accrued expenses	14,554	25,372
Accrued compensation and related expenses	22,072	40,980
Current portion of deferred revenues	117,403	149,065
Income taxes payable, current	1,116	—

Total current liabilities	173,247	243,531

Deferred income taxes, non current	6,114	5,477
Long-term portion of deferred revenues	6,058	5,590
Other long-term liabilities	5,517	4,863

Total liabilities	190,936	259,461

Commitments and Contingencies

Shareholders’ equity:
Common stock, without par value, 200,000,000 shares authorized; 68,583,068 and 67,382,600 shares issued and outstanding, respectively	348,801	330,909
Retained earnings	264,826	241,820
Accumulated other comprehensive income	890	1,818

Total shareholders’ equity	614,517	574,547

Total liabilities and shareholders’ equity	$805,453	$834,008

(1)	We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Unaudited Condensed Consolidated Balance Sheet is as of October 1, 2010.
5200 Paramount Parkway, Morrisville, N.C., USA 27560 TEL +1.919.460.5500 FAX +1.919.460.0877

TEKELEC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,(1)
	2010	2009
	(Thousands)
Cash flows from operating activities:
Net income	$23,006	$31,519
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of investment in privately-held company	—	13,587
Gain on investments carried at fair value, net	(118)	(1,723)
Provision for doubtful accounts and sales returns	1,934	1,494
Provision for warranty	(1,305)	5,000
Inventory write downs	3,164	4,738
Loss on disposals of fixed assets	51	64
Depreciation	12,383	13,966
Amortization of intangible assets	15,958	5,559
Amortization, other	612	562
Deferred income taxes	6,925	4,559
Stock-based compensation	9,914	10,275
Excess tax benefits from stock-based compensation	(872)	(778)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	20,112	60,322
Inventories	(5,660)	(10,593)
Deferred costs	15,889	7,272
Prepaid expenses	56	1,017
Other current assets	545	(284)
Accounts payable	(16,461)	(2,859)
Accrued expenses	(10,118)	(11,963)
Accrued compensation and related expenses	(20,062)	(7,503)
Deferred revenues	(39,079)	(69,498)
Income taxes receivable	1,617	(1,725)
Income taxes payable	1,711	(6,080)

Total adjustments	(2,804)	15,409

Net cash provided by operating activities — continuing operations	20,202	46,928
Net cash used in operating activities — discontinued operations	—	(184)

Net cash provided by operating activities	20,202	46,744

Cash flows from investing activities:
Proceeds from sales and maturities of investments	92,975	16,622
Acquisition of Camiant and Blueslice, net of cash acquired	(161,953)	—
Purchases of property and equipment	(14,060)	(14,563)

Net cash provided by (used in) investing activities	(83,038)	2,059

Cash flows from financing activities:
Proceeds from issuance of common stock	10,892	9,707
Payments of net share-settled payroll taxes related to equity awards	(2,914)	(2,121)
Excess tax benefits from stock-based compensation	872	778

Net cash provided by financing activities	8,850	8,364

Effect of exchange rate changes on cash	(558)	(58)

Net change in cash and cash equivalents	(54,544)	57,109
Cash and cash equivalents, beginning of period	277,259	209,441

Cash and cash equivalents, end of period	$222,715	$266,550

(1)	We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Unaudited Condensed Consolidated Statements of Cash Flows are for the thirty-nine weeks ended October 1, 2010 and October 2, 2009.
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TEKELEC
RECONCILIATIONS OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
for the Three Months Ended September 30, 2010 and 2009 (8)

	2010		2009
		% of		% of
	Amount	revenues	Amount	revenues
	(Thousands, except percentages)
Gross margins	$59,938	55%	$76,283	66%
Adjustments:
Amortization of intangible assets (1)	7,594	7%	1,567	1%
Stock-Based Compensation (2)	383	0%	287	0%
Acquisition related cash bonus(3)	112	0%	—	—

Non-GAAP gross margins	$68,027	63%	$78,137	68%

	2010		2009
		% of		% of
	Amount	revenues	Amount	revenues
	(Thousands, except percentages)
Operating margins	$413	0%	$21,440	19%
Adjustments:
Amortization of intangible assets(1)	9,207	9%	1,894	2%
Stock-Based Compensation (2)	2,971	3%	3,302	3%
Acquisition related cash bonus(3)	1,999	2%	220	0%
Acquisiton related expenses-other(4)	407	0%	—	—

Non-GAAP operating margins	$14,997	14%	$26,856	23%

	2010		2009
		per diluted		per diluted
	Amount	share	Amount	share
	(Thousands, except per share data)
Net income (loss)	$(134)	$(0.00)	$9,401	$0.14
Adjustments:
Amortization of intangible assets(1)	9,207	0.13	1,894	0.03
Stock-Based Compensation (2)	2,971	0.04	3,302	0.05
Acquisition related cash bonus(3)	1,999	0.03	220	0.00
Acquisiton related expenses-other(4)	407	0.01	—	—
Impairment of investment in privately-held company(5)	—	—	10,159	0.15
Provision for (benefit from) income taxes (6)	(4,285)	(0.06)	(6,796)	(0.10)

Non-GAAP net income	$10,165	$0.15	$18,180	$0.27

Weighted average number of shares outstanding:
Basic		68,526		67,215
Diluted (7)		68,860		68,022

(1)	The adjustments represent the amortization of purchased technology and other intangibles related to acquired companies.

(2)	The adjustments represent stock-based compensation expense recognized related to awards of stock options, restricted stock or restricted stock units or stock appreciation rights granted under our equity incentive plans and stock purchase rights granted under our employee stock purchase plan.

(3)	The adjustment represents: (i) consideration payable to former Camiant employees for options not assumed in the merger; (ii) bonuses for certain Blueslice employees contingent upon their continued employment and the achievement of individual integration related milestones and (iii) consideration payable to Estacado that is contingent upon the continued employment of certain former Estacado employees by Tekelec.

(4)	The adjustment represents non-recurring employee related costs associated with our acquisition of Camiant and Blueslice.

(5)	The adjustment represents an impairment charge as a result of a decline in the estimated fair value as compared to historical cost for one of our investments in privately held companies. Partially offsetting this impairment is a one time property tax refund of $0.7 million associated with the former assets of a divested business unit.

(6)	The adjustment represents the income tax effect of footnotes (1), (2), (3), (4) and (5) in order to reflect our non-GAAP effective tax rate of 27% and 31% for 2010 and 2009, respectively.

(7)	The weighted average shares used in the calculation of diluted earnings per share for the three months ended September 30, 2010 includes 334,000 dilutive shares that were excluded from the GAAP calculation due to a net loss.

(8)	We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Reconciliations of Selected GAAP Measures to non-GAAP Measures are for the thirteen weeks ended October 1, 2010 and October 2, 2009.
5200 Paramount Parkway, Morrisville, N.C., USA 27560 TEL +1.919.460.5500 FAX +1.919.460.0877

TEKELEC
RECONCILIATIONS OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
for the Nine Months Ended September 30, 2010 and 2009 (7)

	2010		2009
		% of		% of
	Amount	revenues	Amount	revenues
	(Thousands, except percentages)
Gross margins	$204,746	61%	$227,379	66%
Adjustments:
Amortization of intangible assets(1)	13,094	4%	4,599	1%
Stock-Based Compensation (2)	1,048	0%	785	0%
Acquisition related cash bonus(3)	177	0%	—	0%

Non-GAAP gross margins	$219,065	66%	$232,763	67%

	2010		2009
		% of		% of
	Amount	revenues	Amount	revenues
	(Thousands, except percentages)
Operating margins	$35,291	11%	$58,954	17%
Adjustments:
Amortization of intangible assets(1)	15,958	5%	5,559	2%
Stock-Based Compensation (2)	9,914	3%	10,275	3%
Acquisition related cash bonus(3)	3,168	1%	660	0%
Acquisiton related expenses-other(4)	2,891	1%	—	0%

Non-GAAP operating margins	$67,222	20%	$75,448	22%

	2010		2009
		per diluted		per diluted
	Amount	share	Amount	share
	(Thousands, except per share data)
Net income	$23,006	$0.33	$31,519	$0.47
Adjustments:
Amortization of intangible assets (1)	15,958	0.23	5,559	0.08
Stock-Based Compensation (2)	9,914	0.14	10,275	0.15
Acquisition related cash bonus(3)	3,168	0.05	660	0.01
Acquisiton related expenses-other(4)	2,891	0.04	—	—
Impairment of investment in privately-held company(5)	—	—	12,917	0.19
Provision for (benefit from) income taxes (6)	(9,422)	(0.14)	(9,907)	(0.15)

Non-GAAP net income	$45,515	$0.66	$51,023	$0.76

Weighted average number of shares outstanding:
Basic		68,179		66,748
Diluted		68,856		67,465

(1)	The adjustments represent the amortization of purchased technology and other intangibles related to acquired companies.

(2)	The adjustments represent stock-based compensation expense recognized related to awards of stock options, restricted stock or restricted stock units or stock appreciation rights granted under our equity incentive plans and stock purchase rights granted under our employee stock purchase plan.

(3)	The adjustment represents: (i) consideration payable to former Camiant employees for options not assumed in the merger; (ii) bonuses for certain Blueslice employees contingent upon their continued employment and the achievement of individual integration related milestones and (iii) consideration payable to Estacado that is contingent upon the continued employment of certain former Estacado employees by Tekelec.

(4)	The adjustment represents professional fees, travel and other costs associated with our acquisition of Camiant and Blueslice.

(5)	The adjustment represents an impairment charge as a result of a decline in the estimated fair value as compared to historical cost for one of our investments in privately held companies. Partially offsetting this impairment is a one time property tax refund of $0.7 million associated with the former assets of a divested business unit.

(6)	The adjustment represents the income tax effect of footnotes (1), (2), (3),(4) and (5) in order to reflect our non-GAAP effective tax rate of 29% and 32% for 2010 and 2009, respectively.

(7)	We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Reconciliations of Selected GAAP Measures to non-GAAP Measures are for the thirty-nine weeks ended October 1, 2010 and October 2, 2009.
5200 Paramount Parkway, Morrisville, N.C., USA 27560 TEL +1.919.460.5500 FAX +1.919.460.0877